April 25, 2016

American Pension Investors Trust

2303 Yorktown Avenue

Lynchburg, VA 24501-2146

Re:	Registration Statement on Form N-1A

Ladies and Gentlemen:

You have requested our opinion, as your Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of American Pension Investors Trust, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to a Declaration of Trust dated January 23, 1985, as amended to date (the “Declaration”). We understand that our opinion is requested in connection with the filing by the Trust with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 65 to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended, Registration No. 033-73248 and of Post-Effective Amendment No. 67 to its Registration Statement under the Investment Company Act of 1940, as amended, Registration No. 811-08228 (the “Amendment”), relating to the shares of beneficial interest, without par value, of Yorktown Mid Cap Fund and Yorktown Small Cap Fund (the “Shares”). We understand that you wish to file this letter with the SEC as an exhibit to the Amendment.

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration, and we have reviewed a draft of the Amendment which we are informed is substantially the form to be filed with the SEC, including the forms of the Prospectus (the “Prospectus”) and the Statement of Additional Information (the “SAI”) to be included therein, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the By-laws of the Trust, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions. We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of State of Massachusetts.

American Pension Investors Trust	- 2 -	April 29, 2016

On the basis of the foregoing examination, and in reliance thereon, and subject to the qualifications and limitations contained herein, we are of the opinion that:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest; the Shares have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in such connection.

3.	The Shares, when duly sold, issued and paid for as contemplated by the Prospectus and SAI will be validly and legally issued and purchasers of the Shares will have no obligation to make payments to the Trust, Yorktown Mid Cap Fund, Yorktown Small Cap Fund or their creditors (other than the purchase price for the Shares) or contributions to the Trust, Yorktown Mid Cap Fund, Yorktown Small Cap Fund or their creditors solely by reason of the purchasers’ ownership of the Shares.

This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act, or to federal securities or other laws.

This opinion is limited to the present laws of The Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles of the Committee on Legal Opinions of the American Bar Association’s Business Law Section, as published in 57 Business Lawyer 882-884 (February 2002).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

SULLIVAN & WORCESTER LLP